                                                                      EXHIBIT 99


                                                       CONTACT:
                                                       Todd Bradley
                                                       Investor Relations
                                                       Hutchinson Technology
                                                       320-587-1605

              HUTCHINSON TECHNOLOGY REPORTS THIRD QUARTER NET LOSS

                    LOSS PER SHARE BEFORE CHARGE TOTALS $.42

      THIRD QUARTER RESULTS INCLUDE ASSET WRITE-DOWN AND SEVERANCE CHARGES
                             TOTALING $16.7 MILLION

                         BOARD ADOPTS SHARE RIGHTS PLAN

HUTCHINSON, Minn., July 19, 2000 --- Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) today reported a net loss of $22,919,000, or $.92 per diluted share, on net sales of $108,663,000 for the fiscal third quarter ended June 25, 2000.
         The company's fiscal 2000 third quarter results include a pre-tax charge to earnings of $16,740,000, or $.50 per diluted share, related to write-downs of certain assets and severance costs for approximately 950 positions eliminated in the quarter. The company had previously announced that it expected to take this charge during its fiscal third quarter. Components of the third quarter charge include a $12,995,000 write-down related to excess manufacturing equipment and tooling, primarily for the company's TSA suspensions, and $3,745,000 of severance costs.
         Excluding this charge, the company would have reported a fiscal 2000 third quarter net loss of $10,364,000, or $.42 per diluted share. In the comparable fiscal 1999 period, the company reported a net loss of $5,494,000, or $.22 per diluted share, on net sales of $131,257,000.
         For the nine months ended June 25, 2000, Hutchinson Technology reported a net loss of $75,189,000, or $3.04 per diluted share, on net sales of $343,423,000. Results for the nine-month period include cumulative pre-tax charges to earnings of $63,268,000, or $1.92 per diluted share, related to write-downs of certain assets and severance costs for positions eliminated during the first nine months of fiscal 2000.
         Excluding the year-to-date write-downs and severance costs, the company would have reported a net loss of $27,738,000, or $1.12 per diluted share, for the nine months ended June 25, 2000. In the comparable fiscal 1999 period, the company reported net income of $19,787,000, or $.88 per diluted share, on net sales of $438,898,000.
         Wayne M. Fortun, Hutchinson Technology's president and chief executive officer, said that demand for the company's suspension assemblies remained essentially flat during the fiscal 2000 third quarter, with total suspension assembly shipments for the quarter totaling 113 million compared to 119 million in the fiscal 2000 second quarter and 147 million in the fiscal 1999 third quarter. TSA suspensions accounted for approximately 68% of units shipped in the fiscal 2000 third quarter compared 54% of units shipped in the fiscal 2000 second quarter and to 38% of units shipped in the fiscal 1999 third quarter.


                                     -more-
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2--Hutchinson Technology Reports Third Quarter Results
         "Demand has stabilized after declining steadily over the past several quarters," said Fortun. He noted that the company has been selected to provide TSA suspensions to Seagate Technology, Inc. (NYSE: SEG) on a specific disk drive program and will begin supplying pre-production parts over the next few months.
         "In light of market conditions, we have been focusing throughout the current fiscal year on reducing costs, improving efficiency and maintaining a strong cash position. Our prior operations consolidations and ongoing expense reduction efforts are delivering cost savings meeting our goals. As a result, we expect to further reduce our losses in our fiscal fourth quarter." Fortun said the company currently expects to report a fourth quarter net loss of $.15 to $.25 per diluted share on net sales currently projected to be $110 to $115 million.
         Employment at Hutchinson Technology currently totals approximately 4,900 compared to approximately 6,300 at the end of the fiscal 2000 second quarter and approximately 8,000 at the end of the fiscal 1999 third quarter.
         At June 25, 2000, the company's cash and cash equivalents and securities available for sale totaled $223.8 million, down from $239.5 million at March 26, 2000. Fortun said the decline results primarily from the timing of the receipt of certain accounts receivable. In light of its financial performance, the company is currently negotiating amendments to covenants of certain financing agreements.
         The Board of Directors of Hutchinson Technology approved today a share rights plan that is intended to increase the likelihood that shareholders of Hutchinson Technology will realize the long-term value of their investment and that all shareholders will receive fair and equal treatment for all of their shares in the event of an attempted takeover of the company. The share rights plan was not adopted in response to any current takeover approach.
         Under the plan, the Board of Directors has declared a dividend distribution of one common share purchase right on each outstanding share of common stock of Hutchinson Technology held by shareholders of record as of the close of business on August 10, 2000. The rights will expire on August 10, 2010.
         Each right will entitle shareholders of Hutchinson Technology to buy one-tenth of a share of common stock of the company at an exercise price of $10.00 (subject to adjustment). The rights generally will become exercisable after any person or group acquires beneficial ownership of 15 percent or more of the company's common stock or announces a tender or exchange offer that would result in that person or group beneficially owning 15 percent or more of the company's common stock. If any person or group becomes an owner of 15 percent or more of the company's common stock, each right will entitle its holder (other than the 15-percent shareholder or group and related persons) to purchase, at an adjusted exercise price equal to ten times the previous purchase price, shares of the company's common stock having a value of twice the right's adjusted exercise price.

                                     -more-
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3--Hutchinson Technology Reports Third Quarter Results
         In addition, if Hutchinson Technology is acquired in a merger or other business-combination transaction, or sells 50 percent or more of its assets or earnings power, each right generally will entitle its holder to purchase, at the right's adjusted exercise price, common shares of the acquiring company having a market value of twice the right's adjusted exercise price.
         In certain circumstances, at the option of the Board of Directors, Hutchinson Technology may exchange the rights for shares of its common stock, delay or temporarily suspend the exercisability of the rights, or reduce the stock-ownership threshold of 15 percent to not less than 10 percent.
         At the option of the Board of Directors, the company may redeem the rights at $.001 per right (subject to adjustment) at any time before a person or group becomes the beneficial owner of at least 15 percent of the company's common stock.
         Further details of the new share rights plan will be outlined in a letter to be mailed to all shareholders of Hutchinson Technology of record as of the close of business on August 10, 2000.
         Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives.
         This announcement contains forward-looking statements regarding the company's anticipated financial results for its fiscal 2000 fourth quarter and expected cost reduction efforts. These statements involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market consumption suspension assemblies, the company's ability to fully realize anticipated cost reductions and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

                            (Financial data follows)

4--Hutchinson Technology Reports Third Quarter Results

                       Hutchinson Technology Incorporated
                               (Nasdaq/NMS: HTCH)


                                                             Third Quarter Ended
                                                        June 25, 2000        June 27, 1999
                                                        -------------        -------------
Net sales                                               $ 108,663,000        $ 131,257,000
Gross profit (loss)                                     $   4,238,000        $   9,393,000
Asset impairment and severance                          $ (16,740,000)       $          --
Income (loss)  from operations                          $ (30,763,000)       $  (7,520,000)
Net income (loss)                                       $ (22,919,000)       $  (5,494,000)

Net income (loss) per common share                      $        (.92)       $        (.22)
Net income (loss) per common share --
        Assuming dilution                               $        (.92)       $        (.22)
Weighted average common and common equivalent
shares outstanding:
Common shares                                              24,791,000           24,650,000
Common shares -- assuming dilution                         24,791,000           24,650,000

                                                             Thirty-nine Weeks Ended
                                                        June 25, 2000        June 27, 1999
                                                        -------------        -------------
Net sales                                               $ 343,423,000        $ 438,898,000
Gross profit (loss)                                     $  16,663,000        $  79,368,000
Asset impairment and severance                          $ (63,268,000)       $          --
Income (loss) from operations                           $(100,289,000)       $  26,363,000
Net income (loss)                                       $ (75,189,000)       $  19,787,000

Net income (loss) per common share                      $       (3.04)       $        0.88
Net income (loss) per common share --
        Assuming dilution                               $       (3.04)       $        0.88
Weighted average common and common equivalent
shares outstanding:
Common shares                                              24,765,000           22,371,000
Common shares -- assuming dilution                         24,765,000           28,302,000

                                                      At June 25, 2000    At Sept. 26, 1999
                                                      ----------------    -----------------
Total assets                                            $ 672,254,000        $ 751,849,000
Cash and cash equivalents                               $ 107,312,000        $  98,820,000
Securities available for sale                           $ 116,499,000        $ 139,402,000
Total shareholders' investment                          $ 390,544,000        $ 464,959,000


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